Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of April 4, 2016, by and among Calamos Asset Management, Inc., a Delaware corporation (“CAM”), Calamos Advisors LLC, a Delaware limited liability company (“Advisors”) and wholly owned subsidiary of its sole managing member, Calamos Investments LLC (“CILLC”), and CILLC (together with each of their respective successors and assigns permitted under this Agreement sometimes referred to herein as the “Company”), and John S. Koudounis (the “Executive”).
RECITALS
WHEREAS, the Company desires to employ Executive, and Executive desires to serve, as Chief Executive Officer of the Company;
NOW THEREFORE, the parties agree as follows:
1.Term. The Executive’s employment under this Agreement shall commence on April 4, 2016 (the “Effective Date”). The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date, provided that upon such fifth anniversary and each anniversary thereafter the Term shall automatically renew for successive periods of one (1) year unless the Board of Directors (the “Board”) of CAM, and the Chairman of the Board of the Company (the “Chairman”), gives written notice to Executive or Executive gives written notice to the Company and the Chairman, in accordance with Section 18(c), below at least sixty (60) days prior to the commencement of any such one (1) year renewal period that the Term shall not be further extended. The portion of the Term during which Executive is actually employed by the Company shall be hereinafter referred to as the “Employment Period.”
2.Duties.
(a)Executive’s Position and Title. During the Employment Period, Executive’s position and title shall be Chief Executive Officer of each of CAM, Advisors and CILLC.
(b)Executive’s Duties. Executive shall have the power and authority to act for and in the name of the Company, shall have general and active management and control of the business and affairs of the Company, subject to the control of the Board and Chairman, and shall include the performance of such lawful and reasonable duties and responsibilities as the Board and/or the Chairman may from time to time assign to Executive consistent with Executive’s position as Chief Executive Officer. Executive recognizes that during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive’s good faith efforts to promote and develop the business of the Company. The Company recognizes that during the period of Executive’s employment hereunder, Executive may maintain an investment or ownership interest in, and provide certain services to, (i) Calamos Family Partners, Inc., any entity established by Calamos Family Partners, Inc. to facilitate such investment or the provision of such services or any subsidiary of Calamos Family Partners, Inc. (which for purposes of this Agreement shall not include CAM, Advisors, CILLC or any of their subsidiaries) (Calamos Family Partners, Inc. and each such entity and subsidiary as referred to herein as “CFP”), (ii) Calamos Property Holdings LLC, any entity established by Calamos Property Holdings LLC to facilitate such investment or the providing of such services and any subsidiary of Calamos Property Holdings LLC (which for purposes of this Agreement shall not include CAM, Advisors, CILLC or any of their subsidiaries) (Calamos Property Holdings LLC, and each such entity and subsidiary referred to herein as “CPH”) and (iii) Exin Group, including its subsidiaries and affiliates including Exin Re. The Company acknowledges and agrees that Executive’s provision of such services and maintaining any such investment or ownership interests shall not be in breach of this Agreement so long as the provision of such services and maintaining of such investment (A) do not interfere materially with Executive’s primary duties and responsibilities hereunder and (B) do not breach Executive’s obligations under the CRCA (as defined in Section 12 below) (each such service and investment a “Permitted Activity”). Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform his duties under this Agreement in accordance with the applicable laws, rules and regulations. Executive will not perform any duties for any other business, other than a Permitted Activity, without the prior written consent of the Chairman and/or the Board, but may engage in charitable, civic or community activities; provided that such duties or activities do not materially interfere with the proper performance of Executive’s duties under this Agreement. Executive shall be subject to the Company’s written code of ethics as well as all applicable written Company policies and procedures, copies of which have been provided to Executive.
(c)Board Service. Executive has been appointed to the Board as a Class B Director, effective as of the Effective Date, to serve as provided in CAM’s Second Amended and Restated Certificate of Incorporation and Third Amended and Restated By-laws. The Company agrees to propose to the Nominating and Corporate Governance Committee of the Board that, at each annual meeting of stockholders during the Employment Period at which he is up for election, Executive shall be nominated for reelection as a member of the Board. If so elected, Executive agrees that he will serve as a member of the Board, and, if appointed, serve on the board of directors or managers, as applicable, of any of its subsidiaries and affiliates, in each case without additional compensation.
(d)Resignation from Positions. On or after the delivery of a Notice of Termination by the Company or the Executive pursuant to Section 5(g) or the last day of the Employment Period, the Executive shall resign, in writing, from the Board and any or all offices, directorships and fiduciary positions of the Company and its affiliates in which Executive is serving, as the Company may request.
(e)No Conflict with Prior Agreements. The Executive represents and warrants to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to his prior employer or other party. In the Executive’s work for the Company, the Executive will be expected not to make any unauthorized disclosure or use, and the Executive will not disclose or make use, of any information in violation of any agreements with or rights of such prior employer or other party. The Executive represents and warrants that the Executive will not possess or bring to the premises of the Company confidential or proprietary information, in tangible or electronic format, arising out of prior employment, consulting, or other third party relationship, which possession is in violation of any agreement with or rights of such prior employer or other party.
3.Compensation and Benefits.
(a)Base Salary. During the Employment Period, Executive shall receive a base salary (“Base Salary”), paid in accordance with the normal payroll practices (currently bi-monthly) of the Company, at an annual rate of $800,000, less applicable deductions. The Base Salary shall be reviewed from time to time in accordance with the Company’s policies and practices, but no less frequently than once annually and may be increased (but not decreased), at any time and from time to time by action of the Board and the Chairman or the Compensation Committee. The term “Base Salary” shall include any such increase to the Base Salary from time to time.
(b)Short Term Incentive (Annual Bonus) Compensation. In respect of each fiscal year of the Company that ends during the Employment Period, in supplement to the Base Salary, Executive shall participate in such annual discretionary short-term incentive (bonus) plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs (“Annual Bonus Program”); provided, however, that the annual bonus paid to Executive with respect to each calendar year ending within the Employment Period shall not be less than $2,600,000. The annual bonus under this Section 3(b) shall be paid to Executive in cash at such time as annual bonuses are paid to other senior executive officers of the Company under the Annual Bonus Program, but no later than March 15 following the calendar year to which such bonus relates.
(c)Long Term Incentive Program. In supplement to the Base Salary and participation in the Annual Bonus Program, Executive shall participate during the Employment Period in the Calamos Asset Management Inc. Incentive Compensation Plan, or any similar or successor plan (“Long Term Incentive Program”), as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs. Commencing with the first quarter of 2017, and during the first quarter of each subsequent calendar year ending within the Employment Period, Executive shall receive annual Long Term Incentive Program awards with an aggregate value of $1,600,000, plus such additional awards, if any, as the Compensation Committee may grant in its sole discretion based upon the Company’s and Executive’s performance. The Long Term Incentive Program awards will be awarded at such time, in such form(s) and subject to such terms and conditions generally applicable to the awards made to other senior executive officers under the Long-Term Incentive Program.
(d)Retirement and Welfare Benefit Plans. During the Employment Period, Executive and Executive’s dependents, as the case may be, shall participate in all retirement and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), medical and dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time.
(e)Perquisites. During the Employment Period, Executive shall be entitled to participate in perquisite programs on a basis no less favorable to Executive than the perquisite programs applicable to the Company’s Chairman or as such are made available to senior executive officers of the Company.
(f)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in accordance with the policies and practices of the Company as in effect from time to time.
(g)Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executive officers employed by the Company, but in no event shall such vacation time be less than twenty-five (25) business days per calendar year.
(h)Certain Amendments. Nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs so long as Executive continues to receive compensation and benefits consistent with Sections 3(a) through (g) above.
4.Sign-On Award. In addition to the compensation and benefits described in Section 3 above, on or within thirty (30) days after the Effective Date, Executive shall receive a cash-based incentive award (“Cash-Based Award”) in the amount of $1,250,000. The terms and conditions applicable to the Cash-Based Award shall be as set forth in the Deferred Bonus Award Statement delivered to Executive with this Agreement.

5.Termination.
(a)Permanent Disability. Either Executive or the Company may terminate Executive’s employment, by giving notice of his or its intention to terminate Executive’s employment, after having established Executive is unable to substantially perform his duties even with a reasonable accommodation as a result of becoming permanently disabled within the definition of the Company’s then current long-term disability plan or program (whether employer or employee paid) (“Permanent Disability”).
(b)Cause.
(i)The Company may terminate Executive’s employment for “Cause” following the occurrence of any of the following events:
(A)Executive is convicted of, or has pled guilty or nolo contendere to any felony, other than a traffic related felony;
(B)Executive is found to have willfully and wrongfully misappropriated (1) money, assets or other property of the Company or its affiliates, in any such case representing more than a de minimis amount, or (2) any amount of money, assets or other property of a client of the Company or its affiliates;
(C)Executive or the Company or any of its affiliates are censured by the Securities and Exchange Commission (the “SEC”) pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or Section 9(b) of the Investment Company Act of 1940 (the “Investment Company Act”), as amended, because Executive’s willful action(s) or failure(s) to act was (were) material to the censure by the SEC pursuant to Section 203(e) or 203(f) of the Advisers Act or Section 9(b) of the Investment Company Act;
(D)Executive has acted with gross negligence in the performance of his duties under this Agreement, or has engaged in acts of gross moral turpitude which result in material harm, or can reasonably be expected to result in material harm, to the Company or its affiliates;
(E)Executive’s willful material breach of any term of this Agreement which results in material harm, or can reasonably be expected to result in material harm, to the Company or its affiliates;
(F)Executive’s continued and willful failure to substantially perform his duties as reasonably directed by the Chairman and/or the Board;
(G)Executive’s failure to maintain such licenses as are required for the performance of his duties;
(H)Executive’s material breach of the CRCA (as defined in Section 12 below); or
(I)Executive’s willful and material breach of his representations or obligations set forth in Section 2(e) above.
(ii)Provided that the applicable conditions in Section 5(b)(iii) are met, if the Company desires to terminate Executive’s employment for Cause, the Company’s cessation of Executive’s employment shall not be deemed to be for Cause by the Company unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Board (not including

Executive) at a meeting of the Board called and held for such purpose in good faith to which Executive and his counsel are invited to attend, finding that Executive’s conduct gives rise to “Cause” as described in Section 5(b)(i) above.
(iii)Cause may not be found under Section 5(b)(i)(C), where Executive has acted or failed to act based on the direction of the Board, the Chairman or legal counsel of the Company or its affiliates, or Executive has acted or failed to act based upon the failure of the Board, Chairman or the legal counsel of the Company or its affiliates to provide direction in response to Executive’s request for direction. Cause may not be found under Section 5(b)(i)(E),  (F) or (H), unless Executive has first been provided with written notice specifying the Cause condition in reasonable detail such that Executive can cure such Cause condition, if capable of being cured, and Executive has not substantially cured such Cause condition after being given a reasonable opportunity to cure. Cause may not be found under Section 5(b)(i)(G), unless Executive has first been provided with written notice of the Company’s intention to terminate his employment for Cause due to the licensure issue, and a reasonable opportunity to cure the licensure issue and such assistance as is reasonable to provide.
(iv)For purposes of this Section 5(b), no act or failure to act, on the part of Executive, shall be considered willful if it was done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Company.
(c)Good Reason.
(i)Executive shall have the right to terminate his employment upon thirty (30) days’ written notice to the Board for “Good Reason” in the event of any of the following Good Reason conditions occurring without his consent and continuing for thirty (30) days after Executive’s written notice to the Board specifying , in reasonable detail, such Good Reason condition such that the Board can cure such Good Reason condition; provided that Executive provides such written notice of the condition constituting Good Reason within ninety (90) days after Executive has actual knowledge of the occurrence of the condition constituting Good Reason, the Company fails to cure such condition within thirty (30) days after receipt of such written notice and Executive terminates his employment within thirty (30) days following end of the thirty (30) day cure period:
(1)any material breach by the Company of this Agreement (including any reduction in Executive’s Base Salary, or failure to pay or provide annual bonus compensation contemplated by Section 3(b) or annual long-term incentive awards contemplated by Section 3(c));
(2)any material adverse change in the status, position or responsibilities of Executive, including a change in Executive’s reporting relationship so that he no longer reports directly to either the Chairman and/or the Board or the removal from or failure to re-elect Executive as a member of the Board;
(3)assignment of duties to Executive that are materially inconsistent with Executive’s position and responsibilities described in this Agreement;
(4)after a Change in Control (as defined in the Long Term Incentive Program), Executive is not the Chief Executive Officer of the ultimate parent entity, if any, of the Company or its successor;

(5)the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement; or
(6)requiring Executive to be principally based at any office or location more than forty (40) miles from the current offices of the Company in Naperville, Illinois.
(d)Termination by Executive without Good Reason. Executive may, at any time without Good Reason, by at least ninety (90) days’ prior written notice, voluntarily terminate his employment without liability.
(e)Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment hereunder at any time without Cause.
(f)Expiration of Agreement. Upon expiration of the Term, Executive’s employment shall automatically terminate. For purposes of Section 6, such termination shall be treated as a termination by the Company without Cause if such expiration is by reason of the Company having provided Executive with a notice of non-renewal pursuant to Section 1, and shall be treated as a termination by Executive without Good Reason if such expiration is by reason of Executive having provided the Company with a notice of non-renewal pursuant to Section 1.
(g)Notice of Termination. Any termination of Executive’s employment by the Company for Permanent Disability or with or without Cause, or by Executive for Permanent Disability or with or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 18(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) in the case of termination by the Company for Permanent Disability or Cause, or by the Executive for Permanent Disability or Good Reason, sets forth in reasonable detail the circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below); provided, such Notice of Termination may be conditional if coupled with a notice of the Board’s consideration of “Cause” or Executive’s intention to resign for “Good Reason,” as the case may be, as provided above. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(h)Date of Termination. “Date of Termination” means the date Notice of Termination is given pursuant to Section 18(c) or any later date specified therein; provided, (i) any Notice of Termination by the Company or Executive due to Disability pursuant to Section 5(a) shall be effective not more than ninety (90) days after the date given, (ii) any Notice of Termination by the Company for Cause pursuant to Section 5(b) shall be effective as of the date set forth therein, (iii) any Notice of Termination by Executive for Good Reason pursuant to Section 5(c) shall be effective not less than thirty (30) nor more than sixty (60) days after the date given, (iv) any Notice of Termination by Executive without Good Reason pursuant to Section 5(d) shall be effective not less than ninety (90) days after the date given, or such other date as may be necessary to comply with any required notice period under the CRCA, and (v) any Notice of Termination by the Company without Cause pursuant to Section 5(e) shall be effective not less than ninety (90) days after the date given. The period from the date of the Notice of Termination given pursuant to Section 5(g) to the Date of Termination as determined under this Section 5(h) is the “Notice Period”. At any time during the Notice Period, the Company may, in its sole discretion, request resignations pursuant to Section 2(d), elect to reduce or remove Executive from Executive’s duties, place Executive on a leave of absence, or accelerate the Executive’s Date of Termination and such actions shall not be deemed a termination of employment by the Company for any purpose or create a condition constituting Good Reason. In the event of Executive’s death during the Term, the Date of Termination shall be the date of his death. In the event of expiration of the Term, the Date of Termination shall be the day following the last day of the Term.
6.Obligations of the Company and Executive upon Termination. Executive’s entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement, the disposition of Executive’s awards under the Long Term Incentive Program upon the termination of Executive’s employment shall be determined pursuant to the terms and provisions of the plan, arrangement and/or agreement applicable to such awards. For purposes of this Section 6, the term “Accrued Obligations” shall mean, as of the Date of Termination, (i) Executive’s full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (disregarding any reduction constituting Good Reason), to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned and vested as of the Date of Termination to the extent not theretofore paid, (iii) any benefits payable under the terms and conditions of the retirement and welfare benefit plans described in Section 3(d) above, and (iv) any accrued vacation pay, expense reimbursements and other cash entitlements to which Executive is entitled as of the Date of Termination to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this Section 6, no discretionary compensation shall be deemed awarded, earned or vested unless it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy.
(a)Death. If Executive’s employment is terminated by reason of Executive’s death, then this Agreement shall terminate without further obligations by the Company to Executive’s legal representatives under this Agreement, except as set forth in this Section 6(a) or as contained in an applicable Company plan or program which takes effect at the date of his death:
(i)Executive’s Accrued Obligations not theretofore paid, paid within thirty (30) days following the Date of Termination or such other date as provided in the applicable Company plan or program; and
(ii)A lump sum cash payment equal to the annual bonus that Executive would have been entitled to receive under Section 3(b) for the calendar year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year prior to the Date of Termination, and the denominator of which is 365. Such pro-rated annual bonus amount shall be paid when annual bonuses are paid to non-terminated employee participants in the applicable Annual Bonus Program, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Date of Termination occurs).
(b)Permanent Disability. If Executive’s employment is terminated by reason of Executive’s Permanent Disability, then this Agreement shall terminate without further obligations by the Company, except that Executive shall be entitled to receive:
(i)Executive’s Accrued Obligations not theretofore paid, paid within thirty (30) days following the Date of Termination or such other date as provided in the applicable Company plan or program; and
(ii)A lump sum cash payment equal to the annual bonus that Executive would have been entitled to receive under Section 3(b) for the calendar year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year prior to the Date of Termination, and the denominator of which is 365. Such pro-rated annual bonus amount shall be paid when annual bonuses are paid to non-terminated employee participants in the applicable Annual Bonus Program, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Date of Termination occurs).
(c)By the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated for Cause by the Company or if Executive terminates Executive’s employment without Good Reason, then this Agreement shall terminate without any further obligations by the Company, except that Executive shall be entitled to receive the Accrued Obligations not theretofore paid, paid within thirty (30) days following the Date of Termination or such other date as provided in the applicable Company plan or program.
(d)By the Company Other than for Cause or by Executive for Good Reason. If the Company terminates Executive’s employment during the Term other than for Cause, or, if Executive terminates Executive’s employment for Good Reason, then this Agreement shall terminate without further obligations by the Company, except that the Executive shall be entitled to receive:
(i)Executive’s Accrued Obligations not theretofore paid, paid within thirty (30) days following the Date of Termination or such other date as provided in the applicable Company plan or program;
(ii)Cash severance equal to the cash severance amount determined under clause (A) or (B) below, payable in twenty-four (24) equal monthly installments commencing with the month following the Date of Termination (such twenty-four month period, the “Salary Continuation Period”):
(A)If such termination occurs prior to the fourth (4th) anniversary of the Effective Date, a cash severance amount equal to the difference, if any, between (1) the sum of the Base Salary, minimum payments under the Annual Bonus Program and the minimum value of Long Term Incentive Program awards to be received by Executive during the five-year initial Term of this Agreement pursuant to Sections 3(a), (b) and (c), and (2) the sum of (I) all payments, and the value as of the respective dates of the awards of all awards (other than forfeited Long Term Incentive Program Awards), theretofore actually received by Executive pursuant to such Sections 3(a), (b) and (c), and (II) all amounts payable to Executive by reason of such termination pursuant to Sections 6(d)(i), (iii), and (iv); or
(B)If such termination occurs on or after the fourth (4th) anniversary of the Effective Date, a cash severance amount of $6,800,000;
(iii)For a period of up to eighteen (18) months of the Salary Continuation Period, if Executive timely elects continued coverage under COBRA, the Company will reimburse Executive for the monthly COBRA cost of continued health and dental coverage paid by Executive under health and dental plans of the Company pursuant to Section 4980B of the Code, less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee of the Company. These reimbursements will commence within sixty (60) days following the Date of Termination and will be paid on the first payroll date of each month, provided that such payments shall cease if Executive’s applicable COBRA coverage ceases; and
(iv)A lump sum cash payment equal to the annual bonus that Executive would have been entitled to receive under Section 3(b) for the calendar year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year prior to the Date of Termination, and the denominator of which is 365. Such pro-rated annual bonus amount shall be paid when annual bonuses are paid to non-terminated employee participants in the applicable Annual Bonus Program, but in no event shall such payment occur later than March 15 of the calendar year following the year in which the Date of Termination occurs.
(v)The compensation and benefits described in this Section 6(d) shall be in lieu of compensation and benefits provided under any severance plan or agreement of the Company, and Executive shall not be entitled to any severance benefits upon a termination of employment except as provided for herein.
(e)General Release and Compliance with CRCA. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits pursuant to Section 6(d) of this Agreement (other than his Accrued Obligations) is contingent upon Executive’s compliance with the CRCA and Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit A with such changes as may be necessary under then-existing law (the “Release”). If Executive fails to comply with the CRCA or if Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under Section 6(d).
7.Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by the Company (the “Accounting Firm”) that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement, the plans or programs referred to herein, or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments (the “Agreement Payments”) which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater “Net After-Tax Receipt” of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such Accounting Firm determines that the Payments shall be reduced, then such reduction shall be made first by reducing cash payments due under this Agreement, then cash payments under other agreements, plans or programs, and then non-cash benefits, in each case in the reverse order in which they are due, until the present value of the Payments is reduced to the Reduced Amount. “Net After Tax-Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the tax year in which the change in ownership or control (within the meaning of Section 280G of the Code) giving rise to the Excise Tax occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any Payment is expected to be made.
8.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted shares or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.
9.No Set-Off; No Mitigation. Except as provided in this Agreement or in any agreement, plan or program referred to herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.
10.Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (except Section 15 which shall be governed by the laws of the State of Delaware) in accordance with choice of law provisions thereof, without reference to principles of conflict of laws. Any suit, action or proceeding arising out of or relating to this Agreement against any of the parties hereto or any of the assets of any of such parties shall be brought in any courts located in DuPage County or in the U.S. District Court for the Northern District, Eastern Division of Illinois, and each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each of the parties hereto each irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter.
EACH PARTY HERETO HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
11.Entire Agreement. Executive acknowledges and agrees that this Agreement (including the CRCA and the plans, programs and other agreements referred to herein) constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Executive’s employment during the Term and all amounts to which Executive shall be entitled whether during the Term or thereafter.
12.Confidentiality and Restrictive Covenants. Contemporaneously with the execution of this Agreement, the Executive shall enter into a Confidentiality and Restrictive Covenant Agreement, in the form delivered to Executive with this Agreement. The Executive agrees to be subject to and bound by all terms and conditions of the CRCA, and any similar, successor or supplemental agreement thereto, during the Employment Period and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein and made a part of this Agreement. Such Confidentiality and Restrictive Covenant Agreement and any similar successor or supplemental agreement thereto are collectively referred to herein as the “CRCA.”
13.Section 409A.
(a)This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.
(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)If the sixty (60) day period following the Date of Termination begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any payments due to the Executive that are (i) nonqualified deferred compensation subject to Code Section 409A, (ii) conditioned on the Executive signing and not revoking the Release and (iii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first calendar year, then such payments will be delayed and such payments shall commence in the second calendar year.
14.Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company and any of its affiliates during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant documents of the Company or any of its affiliates, which are or may come into Executive’s possession during the Employment Period). The Company agrees that it will promptly advance and, if needed, reimburse the Executive for his reasonable and documented expenses for his rendering assistance and/or cooperation under this Section 14, upon his presentation of documentation for such expenses, provided that the Company’s obligation to advance and reimburse Executive for the reasonable fees for independent legal advice shall be subject to the Company’s prior approval of such fees with such approval not to be unreasonably withheld.
15.Indemnification. The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any of its subsidiaries, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Company’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on Executive by this Section 15 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided for by this Section 15 shall continue as to Executive after he ceases to be a director, officer or employee, and shall inure to the benefit of his heirs, executors and administrators.
16.Successors.
(a)This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all the assets or business of the Company. The Company shall require any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise, by an agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
17.Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
18.Miscellaneous.
(a)The provisions of Section 2(d) (Resignation from Positions), Section 6 (Obligations of the Company and the Executive upon Termination), Section 7 (Limitation on Change in Control Payments), Section 8 (Non-exclusivity of Rights), Section  9 (No Set-Off; No Mitigation), Section 10 (Governing Law, Jurisdiction Waiver of Jury Trial), Section 12 (Confidentiality and Restrictive Covenants), Section 13 (Section 409A), Section 14 (Cooperation), Section 15 (Indemnification), Section 16 (Successors), Section 17 (Amendment; Waiver) and this Section 18 shall survive the termination of Executive’s employment with the Company for any reason, or the expiration of the Term of the Agreement pursuant to Section 1, and shall thereafter remain in full force and effect.
(b)In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control unless such Other Provision provides otherwise by a specific reference to this Section 18(b).
(c)All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) the following business day after deposit from within the United States with a reputable express courier service (charges prepaid), (ii) three (3) days after mailing by certified or registered mail, return receipt requested and postage prepaid, or (iii) upon receipt in all other cases. Such notices, demands and other communications shall be sent to the addresses indicated below:
If to the Company:
Calamos Asset Management, Inc.
Calamos Investments LLC
Calamos Advisors LLC
2020 E. Calamos Court
Naperville, IL 60563
Attn: General Counsel
If to Executive:
Address per the Company records
or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
(d)Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
(e)All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.
(f)Executive acknowledges and agrees that Executive will be subject to any compensation clawback, recoupment and/or anti-hedging policies as may be adopted by the Company, or as may be required by applicable law.
(g)All Company affiliates are intended third party beneficiaries of this Agreement with the authority to enforce the provisions of this Agreement for the benefit of the Company and its affiliates as if they were parties hereto.

(h)This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
(i)The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
(j)The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date and year first set forth above.

CALAMOS ADVISORS LLC

By: Calamos Investments LLC,
its Manager

By: Calamos Asset Management, Inc.,
its Manager

/s/ John P. Calamos, Sr.
By: John P. Calamos, Sr.
Chairman and Global Co-Chief Investment Officer

CALAMOS INVESTMENTS LLC
By: Calamos Asset Management, Inc.,
its Manager

/s/ John P. Calamos, Sr.
By: John P. Calamos, Sr.
Chairman and Global Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.

/s/ John P. Calamos, Sr.
By: John P. Calamos, Sr.
Chairman and Global Co-Chief Investment Officer

EXECUTIVE

/s/ John S. Koudounis
John S. Koudounis

Exhibit A
GENERAL RELEASE OF ALL CLAIMS
1.For valuable consideration, including without limitation the severance pay and other benefits pursuant to Section 6(d) of the Executive Employment Agreement between Calamos Asset Management, Inc., Calamos Investments LLC, and Calamos Advisors, LLC (collectively “Company”), and the undersigned (“Executive”), dated effective as of April 4, 2016, as amended from time to time (the “Employment Agreement”) the adequacy of which is hereby acknowledged, Executive for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and its affiliates and its and their Subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any long-term or other incentive award agreements between Executive and the Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. §§ 1981, 1983, 1985, 1986; the Age Discrimination in Employment Act (ADEA), as amended, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act (ADA), as amended, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act (FLSA), as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act (FMLA), 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. § 1001 et seq. This General Release also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. This General Release does not apply to (a) any claims or rights for the Accrued Obligations, severance pay, benefits, indemnification and any other surviving rights now existing under the Employment Agreement, the organization documents of the Company or any other agreement providing for indemnification regardless of when any claim is filed, (b) any claims or rights for under directors and officers liability insurance, or (c) any claims against CFP or CPH (each as defined in the Employment Agreement).
2.Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
3.Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.
4.Executive acknowledges and recites that:
(a)Executive has executed this General Release knowingly and voluntarily;
(b)Executive has read and understands this General Release in its entirety;
(c)Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
(d)Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and
(e)Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.
5.This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of preemptive federal law.
6.Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 18(c) of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	Executive: